                                  SCHEDULE 14C
                                 (RULE 14C-101)

                INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

      INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Check the appropriate box:

/ / Preliminary Information Statement    / / Confidential,
                                             for use of the Commission only
/X/ Definitive Information Statement         (as permitted by Rule 14c-5(d)(2)).

                             IOS BRAND CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

     /X/ No Fee required.

     / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             IOS BRANDS CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, NOVEMBER 14, 2000

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Annual Meeting of the Stockholders (the "Meeting") of IOS BRANDS Corporation will be held at the offices of IOS BRANDS Corporation, 3113 Woodcreek Drive, Downers Grove, Illinois 60515, on Tuesday, November 14, 2000 at 10:00 a.m., local time, for the following purposes:

          1. To elect a board of six directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

          2. To ratify the appointment of KPMG LLP as independent auditors for the Corporation's fiscal year ending June 30, 2001; and

          3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on September 29, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only stockholders of record on the Record Date are entitled to notice of and to vote at the Meeting.

     Each stockholder is entitled to one vote for each share of Class A Common Stock, par value $.01 per share, held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting.

                                      By Order of the Board of Directors,

                                      /s/ Jon R. Burney
                                      JON R. BURNEY
                                      Secretary

Downers Grove, Illinois
October 10, 2000

                             IOS BRANDS CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                             INFORMATION STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, NOVEMBER 14, 2000

INTRODUCTION

     This Information Statement is furnished by the Board of Directors of IOS BRANDS Corporation, a Delaware corporation ("IOS BRANDS" or the "Company"), in connection with the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Company's offices, 3113 Woodcreek Drive, Downers Grove, Illinois 60515, on Tuesday, November 14, 2000, at 10:00 a.m., local time, for the purposes set forth in the notice of the Meeting. As of the date of this Information Statement, the Board of Directors has no knowledge of any other business to come before the Meeting.

     Only holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), at the close of business on September 29, 2000 (the "Record Date"), are entitled to notice of, and to vote at the Meeting. As of the close of business on the Record Date, there were 12,372,388 shares of Class A Common Stock outstanding, each of which is entitled to one vote.

     All stockholders are encouraged to attend the Meeting and vote his or her shares in person as the Company is not providing proxies herewith or soliciting any proxies. The holders of a majority of the shares of Class A Common Stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum at the Meeting.

     The notice of the Meeting and this Information Statement are first being mailed to stockholders on or about October 13, 2000. A copy of the Company's Annual Report on Form 10-K for the year ended June 30, 2000 is being mailed to all stockholders with this Information Statement. The Company's Annual Report on Form 10-K contains information required by 14a-3 under the Securities and Exchange Act of 1934 (the "Exchange Act").

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Six directors are to be elected at the Meeting and will hold office until the next meeting or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least a plurality of shares of Class A Common Stock present or represented at a meeting at which a quorum (a majority of the outstanding shares of Class A Common Stock entitled to vote) is present or represented. For purposes of the election of directors, assuming a quorum is present, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

DIRECTORS

     The following table sets forth the name and age of each nominee for director, the year such nominee was first elected a director and the current principal positions held by each nominee with the Company.

                                                       YEAR FIRST
                    NAME                        AGE     ELECTED                   POSITION
                    ----                        ---    ----------                 --------
Robert L. Norton............................    53        1999       Chairman of the Board of Directors
Habib Y. Gorgi..............................    44        1997       Director
Veronica K. Ho..............................    40        1994       Director
Stephen G. Pagliuca.........................    45        2000       Director
Richard C. Perry............................    45        1994       Director
Gary K. Silberberg..........................    40        1994       Director

ROBERT L. NORTON

Chairman of the Board of Directors

     Mr. Norton is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Norton has served as Chairman of the Board of the Company since June 2000, as Chief Executive Officer since October 2000 and President and a director of the Company since January 1997. Mr. Norton also serves as the Chairman of the Board, Chief Executive Officer and President of Florists' Transworld Delivery, Inc., a Michigan corporation and wholly owned subsidiary of the Company ("FTDI" or the "Operating Company"). Mr. Norton joined the Operating Company in October 1996 as General Manager, became President, Chief Executive Officer and a director in January 1997 and was elected Chairman of the Board in June 2000. From March 1993 until May 1996, Mr. Norton was Vice Chairman and Chief Financial Officer of JoAnn Stores, Inc., a retail chain of fabric and craft stores ("JoAnn Stores"). Mr. Norton received a B.S. from Cleveland State University in 1973.

     In February 2000, Mr. Norton consented to the entry of a U.S. Securities and Exchange Commission (the "SEC") administrative cease and desist order resolving certain allegations involving the financial statements of his predecessor employer, JoAnn Stores. Mr. Norton, without admitting or denying the allegations, consented to the entry of an order finding that he violated or caused violations of certain federal securities laws by signing and approving JoAnn Stores' Form 10-K for the fiscal year ended February 1, 1992, Form S-3 Registration Statement relating to a March 1992 public debt offering and Forms 10-Q for the first three quarters of fiscal 1993.

HABIB Y. GORGI

Director

     Mr. Gorgi has served as director of the Company since January 1997. Mr. Gorgi also serves as a director of the Operating Company and FTD.COM INC., a Delaware corporation and the Company's indirect subsidiary ("FTD.COM"). Mr. Gorgi is President of Fleet Private Equity Co. Inc., a private equity firm and a subsidiary of Fleet Boston Financial, Inc., and a Managing Director of Navis Partners, LLC, a private equity firm that commenced operations in July 2000 and an affiliate of the aforementioned entities. He was Executive Vice President of Fleet Private Equity Co. Inc. from 1993 until he became President of that company in January 1996. Mr. Gorgi is also a director of several privately-held companies. Mr. Gorgi received an A.B. from Brown University in 1978 and an M.B.A. from Columbia University in 1983.

VERONICA K. HO

Director

     Ms. Ho has served as director of the Company since December 1994. Ms. Ho also serves as a director of the Operating Company and FTD.COM. Ms. Ho is a Managing Director and Member of Perry Capital LLC and has been a Managing Director of Perry Corp. since 1993. Ms. Ho is also a director of Radio & Records, Inc., AT Plastics Inc. and Uniplast Industries Co., and a member of the New York Advisory Board of Facing

History and Ourselves. Ms. Ho received an A.B. from Brown University in 1982 and an M.B.A. from Harvard Business School in 1986. Ms. Ho is married to Mr. Silberberg.

STEPHEN G. PAGLIUCA

Director

     Mr. Pagliuca has served as a director of the Company since January 2000. Mr. Pagliuca has been a Managing Director of Bain Capital, Inc. since 1989. Mr. Pagliuca is also a director of Gartner Group, Dynamic Details, DexterUs, Dade International, The Corporate Executive Board, Wesley Jessen Visioncare and The Massachusetts Society for Prevention of Cruelty to Children (MSPCC). He is also a Co-Chairperson of the Inner-City Scholarship Fund. Mr. Pagliuca received a B.A. from Duke University in 1977 and an M.B.A. from Harvard Business School in 1982.

RICHARD C. PERRY

Director

     Mr. Perry resigned as Chairman of the Board of Directors of the Company and the Operating Company in June 2000, but remained as a director of both companies. Mr. Perry has served as a director of the Company since December 1994. Mr. Perry also serves as Chairman of the Board of Directors of FTD.COM. Mr. Perry is the President and Managing Member of Perry Capital LLC and President of Perry Corp., both of which are private money management firms. He founded both Perry Capital LLC and Perry Corp. in 1988. Mr. Perry has been an Adjunct Associate Professor at New York University's Stern School of Business. He is also a director of Radio & Records, Inc. and Uniplast Industries Co., and a trustee of the Allen Stevenson School and the National Advisory Board of Facing History and Ourselves. Mr. Perry received a B.S. from the Wharton School of the University of Pennsylvania in 1977 and an M.B.A. from New York University's Stern School of Business in 1980.

GARY K. SILBERBERG

Director

     Mr. Silberberg has served as a director of the Company since December 1994. Mr. Silberberg also serves as a director of the Operating Company and FTD.COM. Mr. Silberberg is a Managing Director and Member of Perry Capital LLC and has been a Managing Director of Perry Corp. since 1994. Mr. Silberberg is also a director of Uniplast Industries Co. Mr. Silberberg received an Sc.B. from Brown University in 1982 and a J.D. from Yale Law School in 1985. Mr. Silberberg is married to Ms. Ho.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Review Committee. Through March 8, 2000, the full Board of Directors functioned as the Audit Review Committee. Thereafter, the Audit Review Committee of the Board of Directors consisted of Habib Y. Gorgi, Veronica K. Ho and Richard C. Perry. The Audit Review Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

     Compensation Committee. Through March 8, 2000, the full Board of Directors functioned as the Compensation Committee. Thereafter, the Compensation Committee consisted of Habib Y. Gorgi, Veronica K. Ho and Richard C. Perry. The Compensation Committee determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and consultants of the Company.

     Meetings. During the fiscal year ended June 30, 2000, the Board of Directors met three times and acted by unanimous written consent on four additional occasions. In addition, the Audit Review Committee met one time and the Compensation Committee met one time and acted by unanimous written consent on one occasion. All directors attended all meetings of the Board of Directors and the committees of which they are members.

COMPENSATION OF DIRECTORS

     Each non-employee director who is not affiliated with any of the Principal Stockholders (as defined under the heading "Certain Relationships and Related Transactions-Management Consulting Services Agreement") receives $1,000 for attending (in person or by telephone) each Board of Directors meeting and each meeting of any committee held on any day when the entire Board of Directors does not meet. All directors are reimbursed for the reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Performance Graph that follows shall not be deemed to be incorporated by reference into any such filings.

     The Board of Directors of the Company traditionally performed the functions of a compensation committee, including the review and approval of compensation and terms of employment for all officers of the Company and its subsidiaries. During March 2000, a Compensation Committee was formed to perform these functions.

     The Company's executive compensation is intended to attract high-caliber executives at the Company and Operating Company levels and to reward, retain and motivate management based on corporate and individual annual and long-term business performance. The primary component of compensation is base salary, however, approximately 46 key employees of the Company and the Operating Company are covered by the Key Management Incentive Plan ("KMIP"), which provides bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) and (ii) the individual achieves specified goals. The Company also awards stock options to its officers and other employees pursuant to the Company's 1994 Stock Award and Incentive Plan, as amended (the "Option Plan"). Such awards are designed to provide incentives to participating officers and key employees that are linked directly to increases in stockholder value and that will therefore inure to the benefit of all stockholders of the Company. The Compensation Committee believes that the Company's executive compensation arrangements are reasonable in light of the Company's needs, competitive compensation levels, the Company's retention goals and management motivation. In determining salary and other compensation levels for executive officers, primary consideration is given to each executive's level of responsibility and individual performance.

     At the beginning of the Company's fiscal year, the Compensation Committee reviews the Company's near- and long-term strategies and objectives with the Company's President and Chief Executive Officer. Such review forms the basis for adopting or modifying the corporate annual EBITDA and net income plan goals recommended by the Company's President and Chief Executive Officer. Based on this review, the Compensation Committee establishes the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. The Compensation Committee considers, among other matters, marketplace pay levels and practices, as well as the Company's need to continue to attract, retain and motivate employees. The Company's President and Chief Executive Officer reviews such compensation structure with the Compensation Committee and asks it to ratify base salary amounts and bonuses for officer level employees, including the Company's executive officers.

     At fiscal year-end, the Compensation Committee, in consultation with the President and Chief Executive Officer, assesses results achieved and strategic progress relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations' President and Chief Executive Officers, and stockholder value. No particular weightings are assigned by the Compensation Committee to any such factors. Based on this assessment, the Compensation Committee reviews and considers the President and Chief Executive Officer's year-end compensation proposals.

     Mr. Norton, President and Chief Executive Officer of the Company and the Operating Company, received a base salary of $388,461 in fiscal 2000 and received a bonus of $376,810 in fiscal 2000. The amount of Mr. Norton's base salary was computed based upon the letter agreements entered into between Mr. Norton and the Company dated October 17, 1996 and June 6, 1997 and Mr. Norton's current letter agreement, which is described in detail under the heading "Certain Relationships and Related Transactions-Norton Employment Arrangement." In connection with Mr. Norton's employment, he was also granted 350,000 restricted shares of FTD.COM Class A Common Stock, par value $.01 per share ("FTD.COM Class A Common Stock"), in fiscal 2000. Determination of whether or not Mr. Norton received a bonus in fiscal 2000 was based upon the performance criteria established by the Compensation Committee. The Compensation Committee believes that Mr. Norton's compensation is competitive with that of Chief Executive Officers of comparable companies and deems such compensation to be fair and appropriate.

   COMPENSATION COMMITTEE MEMBERS DURING THE FISCAL YEAR ENDED JUNE 30, 2000

    JULY 1, 1999 THROUGH           JANUARY 13, 2000 THROUGH           MARCH 9, 2000 THROUGH
      JANUARY 12, 2000                   MARCH 8, 2000                    JUNE 30, 2000
    --------------------           ------------------------           ---------------------
      Robert L. Norton                 Robert L. Norton                  Habib Y. Gorgi
       Habib Y. Gorgi                   Habib Y. Gorgi                   Veronica K. Ho
       Veronica K. Ho                   Veronica K. Ho                  Richard C. Perry
      Richard C. Perry                Stephen G. Pagliuca
      Geoffrey Rehnert                 Richard C. Perry
     Gary K. Silberberg               Gary K. Silberberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In March 2000, the Board of Directors appointed Habib Y. Gorgi, Veronica K. Ho and Richard C. Perry to constitute the Compensation Committee, none of whom is an officer or employee or former officer or employee of the Company, FTDI or FTD.COM or any of their subsidiaries. Prior to that time, the Board of Directors performed the functions of the Compensation Committee. With the exception of Mr. Norton, who serves on FTDI's Board of Directors, no executive officer of the Company serves or served during the last fiscal year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return on the Class A Common Stock with that of the Standard & Poor's MidCap 400 Stock Index and the index for the standard industrial classification code, Business Services. The cumulative total returns for each index were prepared by Media General Financial Services.

                        COMPARE CUMULATIVE TOTAL RETURN
                               AMONG IOS BRANDS,
                      S&P MID-CAP INDEX AND SIC CODE INDEX
                    ASSUMES $100 INVESTED ON AUGUST 25, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDED JUNE 30, 2000

                                  [LINE GRAPH]

--------------------------------------------------------------------------------
        MEASUREMENT PERIOD         IOS BRANDS        SIC CODE
       (FISCAL YEAR COVERED)       CORPORATION(1)     INDEX      S&P MID-CAP
--------------------------------------------------------------------------------
               1996                  100.00           100.00      100.00
--------------------------------------------------------------------------------
               1997                  206.67            98.81      125.06
--------------------------------------------------------------------------------
               1998                  280.00            92.95      159.02
--------------------------------------------------------------------------------
               1999                  280.00            85.91      179.03
--------------------------------------------------------------------------------
               2000                  426.67            71.13      209.42
--------------------------------------------------------------------------------

-------------------------
(1) Because no established public trading market exists for the Class A Common Stock, values were based on assumed stock prices of $3.75, $7.75, $10.50, $10.50 and $16.00 per share at August 25, 1996, June 30, 1997, June 30,
    1998, June 30, 1999 and June 30, 2000, respectively. The foregoing prices were used by the Company for purposes of granting stock options to employees under the Option Plan. There can be no assurance that such prices per share represent the actual fair market value of a share of Class A Common Stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, for the Company's last three fiscal years, the compensation of those persons who were, at June 30, 2000, the chief executive officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                   COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION(1)       ---------------------------
                                              ------------------------------    RESTRICTED     SECURITIES
                                                         SALARY      BONUS         STOCK       UNDERLYING       ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR         ($)        ($)      AWARDS ($)(2)   OPTIONS (#)   COMPENSATION ($)
        ---------------------------           ----       ------      -----     -------------   -----------   ----------------
Robert L. Norton............................  2000       388,461    376,810      1,028,300(3)         --           4,314(4)
  President and Chief Executive               1999       341,082    490,000        525,000(3)     25,000          18,884(5)
  Officer -- IOS BRANDS                       1998       293,269         --             --            --          22,734(6)
  President and Chief Executive
  Officer -- Operating Company
Francis C. Piccirillo.......................  2000       200,000     97,000        293,800(7)         --           7,261(8)
  Division President and General              1999       189,039     60,000             --        10,000           6,414(9)
  Manager -- Operating Company                1998       150,385     13,320        155,000(7)     80,000          61,176(10)
Timothy M. Rasmussen........................  2000       184,616     89,540        220,350(11)    10,000           7,853(12)
  Division President and General              1999       122,910     45,000             --        10,000           4,721(13)
  Manager -- Operating Company                1998(20)        --         --             --            --              --
Michael J. Soenen...........................  2000       191,923     54,509      1,868,750(14)   818,400(15)       9,221(16)
  President and Chief Executive               1999       153,846     52,500        105,000(14)    20,000           6,207(17)
  Officer --FTD.COM                           1998       115,771      9,380             --        10,000          13,932(18)
Randall L. Twyman...........................  2000        76,154     22,160             --         3,000           2,496(19)
  Treasurer -- IOS BRANDS                     1999(20)        --         --             --            --              --
  Vice President of Finance --                1998(20)        --         --             --            --              --
  Operating Company

-------------------------
 (1) Includes cash bonuses paid in the fiscal year following the referenced fiscal year with respect to services rendered in the prior fiscal year. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Key Management Incentive Plan."

 (2) Because no public trading market exists for underlying securities of IOS BRANDS, restricted stock award values on the date of grant are based on assumed stock prices established by the Board of Directors. Fiscal year-end restricted stock award values were based on assumed stock prices of $10.50, $10.50 and $16.00 per share for 1998, 1999 and 2000, respectively. There can be no assurance that such prices per share represent the actual fair market value of a share. Holders of shares of the Company's or FTD.COM's restricted stock will be entitled to receive dividends if and when declared by the Board of Directors of the Company or FTD.COM, as the case may be. FTD.COM restricted stock award values were based on the last reported sale price of the FTD.COM Class A Common Stock on the Nasdaq National Market on the date of grant. The FTD.COM restricted stock value at fiscal year-end was $2.375 per share.

 (3) As of June 30, 2000, Mr. Norton held 90,000 shares of IOS BRANDS restricted stock with an aggregate value of $1,440,000 and 350,000 shares of FTD.COM restricted stock with an aggregate value of $831,250. With regard to the IOS BRANDS restricted stock, 40,000 shares vests in three equal annual installments commencing on September 30, 1999 and 50,000 shares vests in three equal annual installments commencing on September 30, 2001. The FTD.COM restricted stock vests in three equal annual installments commencing on June 12, 2001. The shares owned by Mr. Norton are subject to certain restrictions on transfer.

 (4) Represents $2,007 in flexible dollars for use in connection with the Company's benefit plans and $2,307 in matching contributions to the Company's 401(k) Retirement Savings Plan (the "401(k)").

 (5) Represents $14,987 in compensation for miscellaneous reimbursed expenses, $1,878 in flexible dollars for use in connection with the Company's benefit plans and $2,019 in matching contributions to the 401(k).

 (6) Represents $17,587 in compensation for moving expenses, $2,724 in flexible dollars for use in connection with the Company's benefit plans and $2,423 in matching contributions to the 401(k).

 (7) As of June 30, 2000, Mr. Piccirillo holds 20,000 shares of IOS BRANDS restricted stock with an aggregate value of $320,000 and 100,000 shares of FTD.COM restricted stock with an aggregate value of $237,500. The 20,000 shares of IOS BRANDS restricted stock vests in three equal annual installments commencing on July 1, 2000. The 100,000 shares of FTD.COM restricted stock vests in three equal annual installments commencing on June 12, 2001. The shares owned by Mr. Piccirillo are subject to certain restrictions on transfer.

 (8) Represents $2,209 in flexible dollars for use in connection with the Company's benefit plans and $5,052 in matching contributions to the 401(k).

 (9) Represents $1,972 in flexible dollars for use in connection with the Company's benefit plans and $4,442 in matching contributions to the 401(k).

(10) Represents $59,397 in compensation for moving expenses and $1,779 in flexible dollars for use in connection with the Company's benefit plans.

(11) As of June 30, 2000, Mr. Rasmussen holds 75,000 shares of FTD.COM restricted stock with an aggregate value of $178,125. These restricted shares vest in three equal annual installments commencing on June 12, 2001. The shares owned by Mr. Rasmussen are subject to certain restrictions on transfer.

(12) Represents $3,509 in compensation for moving expenses, $2,152 in flexible dollars for use in connection with the Company's benefit plans and $2,192 in matching contributions to the 401(k).

(13) Represents $3,938 in compensation for moving expenses and $783 in flexible dollars for use in connection with the Company's benefit plans.

(14) As of June 30, 2000, Mr. Soenen holds 10,000 shares of IOS BRANDS restricted stock with an aggregate value of $160,000 and 650,000 shares of FTD.COM restricted stock with and aggregate value of $1,543,750. The 10,000 shares of IOS BRANDS restricted stock will vest in three equal annual installments commencing September 30, 2001. The 650,000 shares of FTD.COM restricted stock will vest in three equal annual installments commencing May 17, 2001. The shares owned by Mr. Soenen are subject to certain restrictions on transfer.

(15) Effective October 4, 1999, Mr. Soenen received stock options to purchase 409,200 shares of FTD.COM Class A Common Stock at an exercise price of $8.00 per share and 409,200 shares of FTD.COM Class A Common Stock at an exercise price of $16.00 per share. These options would have vested (a) to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of October 4, 1999, (b) upon a Change in Control or (c) upon Mr. Soenen's death or disability. These options were canceled effective as of May 17, 2000 in connection with the grant of shares of FTD.COM restricted stock described in note (14) above.

(16) Represents $1,888 in flexible dollars for use in connection with the Company's benefit plans and $7,333 in matching contributions to the 401(k).

(17) Represents $1,592 in compensation in flexible dollars for use in connection with the Company's benefit plans and $4,615 in matching contributions to the 401(k).

(18) Represents $7,402 in compensation for moving expenses, $1,168 in flexible dollars for use in connection with the Company's benefits plan and $5,362 in matching contributions to the 401(k).

(19) Represents $1,737 in compensation for Cobra expenses and $759 in flexible dollars for use in connection with the Company's benefit plans.

(20) Mr. Rasmussen became an employee of the Company on October 5, 1998; therefore, no information is presented for the fiscal year ended June 30, 1998. Mr. Twyman became an employee of the Company on November 1, 1999; therefore, no information is presented for fiscal years ended June 30, 1998 or 1999.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the Named Officers during the fiscal year ended June 30, 2000. Options are exercisable to purchase shares of Class A Common Stock. No SARs were granted by the Company in fiscal 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE
                               ---------------------------------                                 VALUE AT ASSUMED
                                                    PERCENT OF                                   ANNUAL RATES OF
                                   NUMBER OF       TOTAL OPTIONS                                   STOCK PRICE
                                  SECURITIES        GRANTED TO                                   APPRECIATION FOR
                                  UNDERLYING       EMPLOYEES IN    EXERCISE OR                   OPTION TERM (4)
                                    OPTIONS         FISCAL YEAR    BASE PRICE    EXPIRATION   ----------------------
            NAME               GRANTED (#)(1)(2)      (%)(3)         ($/SH)         DATE         5%          10%
            ----               -----------------   -------------   -----------   ----------      --          ---
Michael J. Soenen............       409,200            16.9            8.00       10/04/09    2,058,749    5,217,275
Michael J. Soenen............       409,200            16.9           16.00       10/04/09    4,117,499   10,434,551
Timothy M. Rasmussen.........        10,000            11.3           25.00       10/01/09      157,224      398,436
Randall L. Twyman............         3,000             3.4           25.00       10/01/09       47,167      119,531

-------------------------
(1) Options granted under the IOS BRANDS Option Plan and the FTD.COM 1999 Equity Incentive Plan.

(2) IOS BRANDS options granted to Mr. Rasmussen and Mr. Twyman will vest in five equal, cumulative installments beginning on October 1, 2000, and thereafter on each October 1 for the years 2001, 2002, 2003 and 2004. FTD.COM options granted to Mr. Soenen were cancelled on May 17, 2000 in connection with the granting of shares of FTD.COM restricted stock as described in note (14) in the footnotes to the "Summary Compensation Table" above.

(3) The total options granted in fiscal year 2000 were 88,400 for IOS BRANDS and 2,419,300 for FTD.COM.

(4) Based on a ten-year option term and annual compounding, the 5% and 10% calculations are set forth in compliance with SEC rules. The appreciation calculations are not necessarily indicative of future values of stock options or of the Class A Common Stock or the FTD.COM Class A Common Stock.

AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth the June 30, 2000 aggregate value of unexercised options held by each of the Named Officers.

                        FISCAL YEAR-END OPTION VALUES(1)

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING                 VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                        FISCAL YEAR-END                 FISCAL YEAR-END
                                                  ----------------------------    ----------------------------
                     NAME                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                         -----------    -------------    -----------    -------------
Robert L. Norton..............................      170,000         75,000        $1,392,500       $565,000
Francis C. Piccirillo.........................       42,000         48,000           196,000        229,000
Timothy M. Rasmussen..........................        2,000         18,000            11,000         44,000
Michael J. Soenen.............................       11,500         18,500            83,875        108,625
Randall L. Twyman.............................           --          3,000                --             --

-------------------------
(1) Because no established public trading market exists for the underlying securities, fiscal year-end option values were based on an assumed stock price of $16.00 per share, which was last determined by the Board of Directors to be the fair market value of such shares.

     No options were exercised during the fiscal year ended June 30, 2000 by any Named Officer. None of the Named Officers held or holds SARs.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the ownership of the Company's Common Stock as of September 29, 2000 by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock or the Class B Common Stock par value $.005 per share (the "Class B Common Stock") as the case may be; (ii) each Named Officer and each director individually; and (iii) all Named Officers and directors of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and dispositive power as to the shares beneficially owned unless otherwise noted.

                                                                  CLASS A                   CLASS B
                                                                COMMON STOCK             COMMON STOCK
                                                                  (VOTING)                (NONVOTING)
                                                           ----------------------    ---------------------
                                                             NUMBER      PERCENT      NUMBER      PERCENT
                                                           OF SHARES     OF CLASS    OF SHARES    OF CLASS
                                                           ---------     --------    ---------    --------
Perry Partners(1)......................................     7,344,107    59.36%        50,000      2.27%
  599 Lexington Avenue
  New York, NY 10022
Bain Funds(2)..........................................     2,679,616     21.66            --         --
  Two Copley Place
  Boston, MA 02116
Richard C. Perry(3)....................................     7,344,107     59.36        50,000       2.27
Habib Y. Gorgi(4)......................................       563,332      4.55       698,750      31.78
Robert L. Norton(5)....................................       465,000      3.76            --         --
Francis C. Piccirillo(6)...............................       110,450         *            --         --
Timothy M. Rasmussen(7)................................         6,000         *            --         --
Michael J. Soenen(8)...................................        42,166         *            --         --
Randall L. Twyman(9)...................................           600         *            --         --
Veronica K. Ho.........................................            --        --            --         --
Stephen G. Pagliuca....................................            --        --            --         --
Gary K. Silberberg.....................................            --        --            --         --
All executive officers and directors of IOS BRANDS as a
  group (10 people) (10)...............................    11,211,271    90.62%       748,750     34.05%

-------------------------
  *  Represents less than 1%

 (1) Perry Acquisition Partners, L.P. ("Perry Partners").

 (2) A group of five investment funds (the "Bain Funds") controlled by Bain.

 (3) The address of Mr. Perry is 599 Lexington Avenue, New York, New York 10022. All of the shares shown are held by Perry Partners. Mr. Perry has a controlling interest in Perry Investors, LLC, the general partner of Perry Partners. Accordingly, Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Perry Partners. Mr. Perry disclaims beneficial ownership of such shares.

 (4) The address of Mr. Gorgi is c/o Navis Partners, 50 Kennedy Place, Providence, Rhode Island 02903. Includes shares owned by FGR, Fleet Equity Partners VII, L.P. ("FEP") and Chisholm Partners II, L.P. ("CPII") (the "Fleet Funds"). Two of the Fleet Funds are controlled by FFG, and one of the Fleet Funds is controlled by an affiliate of a FFG subsidiary. Mr. Gorgi is the President of FGR, Silverado V Corp. ("SVC") and Silverado II Corp. ("SIIC"). FGR and SVC are general partners of FEP, and SIIC is the general partner of Silverado II L.P. ("SIILP"), which is the general partner of CPII. Mr. Gorgi is also a limited partner of FEP and SIILP. As President of FGR, SVC and SIIC, Mr. Gorgi may be deemed to share voting and dispositive power with Robert M. Van Degna, Chairman and Chief Executive Officer of those entities. Mr. Gorgi disclaims beneficial ownership of all shares that are directly owned by FGR and all shares that are directly owned by FEP and CPII, except for his pecuniary interest therein.

 (5) The address of Mr. Norton is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 225,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 29, 2000.

 (6) The address of Mr. Piccirillo is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 64,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 29, 2000.

 (7) The address of Mr. Rasmussen is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 6,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 29, 2000.

 (8) The address of Mr. Soenen is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 15,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 29, 2000.

 (9) The address of Mr. Twyman is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 600 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 29, 2000.

(10) Includes 311,100 shares issuable upon exercise of outstanding options, which are exercisable within 60 days of September 29, 2000.

     Except as described above, no directors or executive officers of the Company beneficially own any shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Tax Sharing Agreement. The Company is a common parent of an affiliated group of companies within the meaning of Section 1504(a) of the Internal Revenue Code, which includes FTDI and FTD.COM. The Internal Revenue Code requires that the Company own at least an 80% voting and economic ownership interest in FTDI and FTD.COM to continue to include the companies in its U.S. consolidated income tax returns.

     In accordance with the terms of the amended Tax Sharing Agreement among the Company, FTDI and FTD.COM, as long as FTDI or FTD.COM is a member of the Company's affiliated group:

     - FTDI and FTD.COM will pay their proportionate share of the Company's tax liability computed as if each company were filing a separate return; and

     - the Company will refund any tax loss benefit attributable to FTDI or FTD.COM, as the case may be, if FTDI or FTD.COM, as the case may be, would have realized the benefit had it filed its own federal income tax return.

     Management Consulting Services Agreement. Parties related to each of Perry Partners, the Bain Funds and the Fleet Funds (the "Principal Stockholders") have entered into an agreement for management consulting services (the "Management Consulting Services Agreement") with the Company pursuant to which they will make available to the Operating Company's management, financial and other corporate advisory services. Subject to certain limitations contained in the Company's Credit Agreement, dated as of November 20, 1997, with Bank One, (as amended, the "Bank Credit Facilities"), for each fiscal year of the Operating Company, the Operating Company will pay dividends to the Company sufficient to allow the Company to pay the above affiliates an annual fee of $2.0 million (the "Annual Fee") plus reimbursement of reasonable out-of-pocket expenses. Subject to certain conditions, such fee will be shared by the Principal Stockholders thereto in proportion to their relative ownership interests in the Company. Pursuant to the Management Consulting Services Agreement, the Principal Stockholders will receive $2.0 million for the year ended June 30, 2000.

     Certain directors of the Company will receive indirectly a portion of the Annual Fee as a result of their ownership interest in or other relationship with the entities providing services to the Operating Company. Mr. Pagliuca, a director of the Company who is designated by the Fleet Funds, is a Managing Director of Bain Capital, Inc. Mr. Gorgi, a director of the Company who is designated by the Bain Funds, is the President of certain entities which own shares, directly or indirectly, through general partnership interests. Mr. Perry, Ms. Ho and Mr. Silberberg, directors of the Company designated by Perry Partners, have an interest in Perry Investors, LLC. Assuming the relative ownership interests among the Principal Stockholders remain unchanged, Bain Capital, Inc., Fleet Growth Resources, Inc. and Perry Investors, LLC will be entitled to 23.33%, 11.67% and 65%, respectively, of the fees to be paid by the Company under the Management Consulting Services Agreement. The portion of such fee each of such directors will receive, if any, is discretionary.

     Stockholders' Agreement. Pursuant to the Stockholders' Agreement, dated December 19, 1994, among the Company and the Principal Stockholders (as amended, the "Stockholders' Agreement"), each of the Principal Stockholders has agreed, among other things, (i) to vote its shares of Class A Common Stock in order to elect and maintain a board of directors of the Company and each of its subsidiaries (including the Operating Company) that consists of a designated number of nominees of Perry Partners and the Bain Funds and, in the case of the Operating Company, FTD Association, an Ohio non-profit corporation, nominees as well, (ii) that certain actions taken by the Company, including (A) amending the certificate of incorporation or Bylaws of the Company, (B) entering into acquisitions of assets or stock exceeding $4.0 million or (C) effectuating any merger, consolidation or sale of the Operating Company, require the approval of two of the directors nominated by Perry Partners and two of the directors nominated by the Bain Funds and (iii) to certain restrictions on transferring its shares of Class A Common Stock, including grants to the other Principal Stockholders of certain rights with respect to the sale of its Class A Common Stock.

     Norton Employment Arrangements. The Company and the Operating Company have entered into a letter agreement, dated August 18, 1998 (the "Norton Employment Agreement"), with Mr. Norton to serve as President of the Company and President and Chief Executive Officer of the Operating Company. The term of the Norton Employment Agreement expires on September 30, 2003. Mr. Norton's base salary under the Norton Employment Agreement as of October 1, 2000 is $450,000 per year, subject to merit increases in base salary as the Compensation Committee may determine, in its discretion, plus an annual performance bonus as set by the Compensation Committee based upon performance criteria set by the Compensation Committee. Mr. Norton's annual bonus is paid at the end of the first quarter of the fiscal year based upon performance criteria met as of the end of the immediately preceding fiscal year. The Norton Employment Agreement also provides for participation by Mr. Norton in all benefit programs, including life, health and disability, available to senior executives of the Operating Company.

     Mr. Norton was granted 350,000 shares of FTD.COM restricted stock on June 12, 2000. Vesting begins on June 12, 2001 and thereafter each June 12 through 2003 in equal installments.

     The Norton Employment Agreement provides that Mr. Norton shall be paid an amount equal to twenty-four months salary if his employment is terminated (other than for cause) by the Company, provided that no severance payments will be made beyond September 30, 2003 and such severance obligations are subject to Mr. Norton's best efforts to mitigate. In addition, pursuant to the Norton Employment Agreement, Mr. Norton has entered into a separate agreement with the Operating Company that provides for (i) nondisclosure of confidential information, (ii) noncompetition and (iii) nonsolicitation of customers, suppliers and employees. Such agreement is effective for three years after Mr. Norton's employment with the Company is terminated.

     The Operating Company has loaned $200,000 to Mr. Norton pursuant to a five-year, interest bearing recourse note dated October 12, 1998 (the "Norton Note"), with accrued interest and principal due and payable at maturity. The Norton Note bears interest at 7% per annum beginning December 1, 1998. All indebtedness evidenced by the Norton Note is secured by shares of the Company's Common Stock owned by Mr. Norton. The proceeds of the loan were used by Mr. Norton to purchase a primary residence and for other relocation expenses. At June 30, 2000, $222,167 in principal and interest was outstanding under the Norton Note.

     The Operating Company has loaned $108,000 to Mr. Norton pursuant to a five-year, interest bearing recourse note dated October 29, 1999 (the "Note"), with accrued interest and principal due and payable at maturity. The Note bears interest at 7% per annum beginning November 1, 1999. All indebtedness evidenced by the Note is secured by shares of the Company's Common Stock owned by Mr. Norton. The proceeds of the loan were used by Mr. Norton to pay federal and state taxes resulting from the Restricted Stock Award Agreement dated July 1, 1997. At June 30, 2000, $113,040 in principal and interest was outstanding under the Norton Note.

     Severance Arrangements. Pursuant to the Company's severance policy, the executive officers of the Company (other than Mr. Norton) will be paid an amount equal to twelve months salary if any executive officer's employment is terminated (other than for cause) by the Operating Company (subject to the executive officer's obligation to mitigate).

     Key Management Incentive Plan. Mr. Piccirillo, Mr. Rasmussen, Mr. Soenen and Mr. Twyman are participants in the Company's Key Management Incentive Plan which covers approximately 46 key employees of the Company and provides bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) and (ii) the individual achieves specified goals.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and holders of 10% or more of the outstanding Class A Common Stock (collectively, "Reporting Persons") to file an initial report of ownership (Form
3) and reports of changes of ownership (Forms 4 and 5) of Class A

Common Stock with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended June 30, 2000 and written representations from certain Reporting Persons that no other reports were required, the Company believes that all the Reporting Persons complied with all applicable filing requirements for the fiscal year ended June 30, 2000, with the exception of Stephen G. Pagliuca, who filed his Form 3 late, and Richard C. Perry, who reported on Form 4 a transaction that should have been reported on an earlier Form 4.

                            ANNUAL REPORT/FORM 10-K

     The Company's 2000 Annual Report to its stockholders is a reproduction of its Form 10-K filed with the SEC, excluding the filed exhibits listed on the Index to Exhibits, and is being mailed to all stockholders concurrently with this Information Statement. Copies of the Company's Form 10-K (without exhibits) as filed with the SEC may be obtained by writing to IOS BRANDS Corporation, 3113 Woodcreek Drive, Dowers Grove, Illinois 60515, Attention: Secretary.

               PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP to audit the books and financial records of the Company for the year ending June 30, 2001. Representatives of KPMG LLP are expected to be present at the Meeting, will be available to respond to appropriate questions and will be afforded the opportunity to make a statement if they desire to do so.

     In the event the Company's stockholders do not ratify the appointment of KPMG LLP as the Company's independent auditors for fiscal 2001, such appointment will be reconsidered by the Audit Review Committee and the Board of Directors.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Stockholder proposals as well as proposed stockholder nominations for the election of directors at the 2001 Annual Meeting of Stockholders of the Company (the "2001 Meeting") must each comply with advance notice procedures set forth in the Company's Bylaws in order to be brought properly before the 2001 Meeting. In general, written notice of a stockholder proposal or a director nomination must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting. With regard to the 2001 Meeting, expected to be held on or about November 13, 2001, the written notice must be received by the Secretary of the Company, 3113 Woodcreek Drive, Illinois 60515, between August 15, 2001 and September 14, 2001, inclusive. If the Company does not receive such notice between such dates, the notice will be considered untimely.

     In addition to timing requirements, the advance notice provisions of the Bylaws contain informational content requirements that also must be met. A copy of the Bylaws may be obtained by writing to the Secretary of the Company at the address above.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Jon R. Burney
                                          JON R. BURNEY
                                          Secretary

Downers Grove, Illinois
October 10, 2000